UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/08/2008

ANESIVA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50573

Delaware	77-0503399
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

650 Gateway Boulevard
South San Francisco, CA 94080
(Address of principal executive offices, including zip code)

(650) 624-9600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On November 10, 2008, Anesiva, Inc. ("Anesiva" or the "Company") agreed to repay the outstanding loan pursuant to the Loan and Security Agreement, dated September 30, 2008 between Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the "Lenders"), and Oxford Financial Corporation, as Agent, and the Company (the "Loan Agreement") as a result of the discontinuance of Zingo manufacturing and commercial operations as discussed below in Item 2.05. The Company has agreed to repay approximately $20.9 million, which represents: (a) principal and interest through November 10, 2008; and (b) a final payment premium of approximately $0.9 million.

Item 2.05.    Costs Associated with Exit or Disposal Activities

On November 8, 2008, the Board of Directors of Anesiva approved a restructuring of the Company's operations in connection with discontinuing Zingo manufacturing and commercial operations as the result of continued manufacturing challenges and limited market penetration. The Company expects to complete its restructuring plan by the end of 2008.

As a result of the restructuring plan, the Company may have material non-current assets and inventory write downs in the fourth quarter of fiscal 2008. In addition, the Company anticipates it will incur certain charges as part of the restructuring. As of the date hereof, however, the Company is unable in good faith to make an estimate of such charges or inventory write downs. The Company will file an amended report on Form 8-K when it determines the foregoing estimates to the extent material. A copy of the press release announcing the restructuring plan is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to expected costs and charges, the timing for completion of the restructuring plan, and the Company's plans to focus on its product candidate, Adlea. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. The Company's actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the development of Adlea, including the risk that study or clinical trial results may require the Company to discontinue its development; risks related to the uncertain and time-consuming regulatory approval process; risks related to the possibility that the Company may require more cash and funds than anticipated for its operating or restructuring activities; the Company's need to retain skilled employees and consultants; and other risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and other periodic filings with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 8.01.    Other Events

On November 10, 2008, the Company announced that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea, a formulation of capsaicin, narrowly missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. The press release announcing the clinical trial results is filed as Exhibit 99.1 hereto.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANESIVA, INC.

Date: November 10, 2008	By:	/s/ Jean-Frederic Viret
Jean-Frederic Viret
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release, dated November 10, 2008, "Anesiva Announces Adlea ACTIVE-1 Phase 3 Clinical Results, Ceasing of Zingo Commercial Operations and Restructuring."